UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2006

TOROTEL, INC.

(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	1-8125 (Commission File Number)	44-0610086 (I.R.S. Employer Identification No.)

620 North Lindenwood Drive

Olathe, KS  66062

(Address of principal executive office)(Zip Code)

(913) 747-6111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On June 30, 2006, the Board of Directors of Torotel, Inc. (the “Company”) amended and restated the employment agreements of Dale H. Sizemore, Jr., the Chairman of the Board, President and Chief Executive Officer of the Company, and H. James Serrone, the Vice President of Finance, Secretary and Chief Financial Officer of the Company. The following description of the amended and restated employment agreements is a summary and is qualified in its entirely by the form of Amended and Restated Employment Agreement, which is filed as Exhibit 10.1 attached hereto and incorporated herein by reference.

Both agreements became effective June 30, 2006, and will expire on June 30, 2009, provided, however, that on June 30, 2007, and on June 30 of each year thereafter, the term shall be automatically extended for one additional year and shall continue in this manner until the agreement is terminated in accordance with Section 8 of the agreement. The agreements provide for minimum base monthly salaries of $10,000 and $7,500 for Messrs. Sizemore and Serrone, respectively, plus other benefits and incentive awards as determined by the Board of Directors. The agreements further provide that if a party’s employment is terminated by the Company without cause, that party will receive a lump-sum severance payment equal to one year of salary, bonus and benefits. In the event of a change of control, if a party is terminated other than for cause or if a party terminates for good reason, the party shall be entitled to receive the greater of (i) one year of salary, bonus and benefits or (ii) the total salary, bonus and benefits for the remaining then-existing term of the employment agreement. The agreements also provide for a restrictive covenant of non-competition for a period of two years following termination of employment.

Item 5.03                                             Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 30, 2006, the Board of Directors of the Company amended and restated the Company’s By-Laws in their entirety. The following description of the Company’s Amended and Restated By-Laws is a summary and is qualified in its entirety by the Amended and Restated By-Laws, which are filed as Exhibit 3.1 attached hereto and incorporated herein by reference.

Offices

Article I was amended to reflect the change in location of the Company’s principal office from Grandview, Missouri, to Olathe, Kansas.

Shareholder Action and Meetings of Shareholder

Article  II, Section 2, was amended to provide that special meetings of shareholders may only be called by the President or by the Board of Directors.

Section 15 was added to Article II stating that the Chairman of the Board of Directors, or in his absence, the President or a Vice President, shall preside at all shareholders’ meetings.

Advance Notice Requirements for Shareholder Proposals

Section 14 was added to provide that a shareholder seeking to bring business before a shareholders’ meeting must provide timely notice to the Secretary of the Corporation not less than 50 nor more than 75 days before the meeting. The By-Laws also specify requirements as to the form and substance of notice. These provisions may preclude shareholders from bringing matters before an annual or special meeting of shareholders.

Director Nomination Procedures

Section 13 was added to Article II to provide that a shareholder seeking to nominate directors must provide timely notice in writing to the Company. To be timely, a shareholder’s notice must be received by the Company not less than 50 nor more than 75 days prior to the meeting. The By-Laws also specify requirements as to the form and substance of notice. These provisions of the By-Laws may preclude shareholders from making nominations of directors.

Amendments to By-Laws

Article XIII was amended to provide that a vote of two-thirds of the Company’s shareholders is required in order for shareholders to amend the By-Laws. The Company’s Articles of Incorporation also grant the Board of Directors equal power to amend the By-Laws from time to time.

Potential Anti-Takeover Effects

Certain provisions of the Amended and Restated By-Laws described above may discourage or make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions are intended to discourage, or may have the effect of discouraging, certain types of coercive takeover practices and inadequate takeover bids and are also intended to encourage a person seeking to acquire control of the Company to first negotiate with the Company’s Board of Directors. The Board of Directors believes that these measures, many of which are substantially similar to the anti-takeover related measures in effect for numerous other publicly-held companies, enhance the Company’s potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure the Company, providing benefits that outweigh the disadvantages of discouraging such proposals because, among other things, such negotiation could improve the terms of such a proposal, protect the shareholders from takeover bids that the directors of the Company have determined to be inadequate or coercive, protect the shareholders from conflict-of-interest transactions, and enhance the Board’s ability to maintain qualified management that is free from potentially anti-competitive influences.

Item 9.01  Financial Statements and Exhibits

(c)           Exhibits

3.1                                 Amended and Restated By-Laws of Torotel, Inc.

10.1         Form of Amended and Restated Employment Agreement

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TOROTEL, INC.

By:	/s/ H. James Serrone
Vice President of Finance and Chief Financial Officer

Date:  July 7, 2006

Exhibit Index

Exhibit No.	Description
EX-3.1	Amended and Restated By-Laws of Torotel, Inc
EX-10.1	Form of Amended and Restated Employment Agreement